Exhibit 99.1

Hologic Announces Changes to Board of Directors

— Steve MacMillan Replaces David LaVance as Chairman, Elaine Ullian Becomes Lead Independent Director —

Bedford, Mass., June 17, 2015 – Hologic, Inc. (NASDAQ: HOLX) announced today that David LaVance has resigned as Chairman of the Company’s Board of Directors, and notified the Board that he will not stand for re-election at the 2016 Annual Meeting of Stockholders.

Steve MacMillan, Hologic’s President and Chief Executive Officer, has been appointed Chairman of the Board. In addition, current Director Elaine Ullian, retired President and Chief Executive Officer of the Boston Medical Center, has been appointed Lead Independent Director. Ullian has been a member of the Company’s Board since 2007.

“It has been a great honor to contribute to Hologic’s growth and development since 2002,” LaVance said. “The Company’s future is bright, so this is the right time for me to transition leadership to the experienced team that’s now in place.”

“I’d like to thank David for his many contributions to Hologic over 13 years of distinguished service, and for his partnership in building a board and management team capable of delivering sustainable growth across the company,” MacMillan said.

About Hologic

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products. The Company’s core business units focus on diagnostics, breast health, GYN surgical, and skeletal health. With a unified suite of technologies and a robust research and development program, Hologic is dedicated to The Science of Sure. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions, and statements regarding the Company’s board of directors and management. These forward-looking statements are based on assumptions made by the Company as of this date and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks include, but are not limited to, the risk that the Company may not be able to attract and retain qualified Board members or executives. The risks included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented here to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact

Michael Watts

Vice President, Investor Relations and

Corporate Communications

(858) 410-8588